UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.


Commission File No.: 000-26703


                           UNION DENTAL HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)


                        1700 University Drive, Suite 200
                          Coral Springs, Florida 33071
                            Telephone: (954) 575-2252
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                    (Address of Principal Executive Offices)


                                   Common Sock
      ---------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
      ---------------------------------------------------------------------
                         (Titles of all other classes of
                   securities for which a duty to file reports
                      under section 13(a) or 15(d) Remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)          [_]
         Rule 12g-4(a)(2)          [_]
         Rule 12h-3(b)(1)(i)       [X]
         Rule 12h-3(b)(1)(ii)      [X]
         Rule 15d-6                [_]

     Approximate  number of holders of record as of the  certification or notice
date:	290

     Pursuant to the requirements of the Securities Exchange Act of 1934, Union Dental Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:


Date:    February 11, 2009                           By: /s/George D. Green
                                                     ----------------------
                                                     George D. Green, CEO



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